EXHIBIT 10-152

                          CHANGE IN CONTROL AGREEMENT


Dear Mr. Hogan:

     Washington Energy Company and its affiliated companies (the Company) and its Board of Directors recognize and insist that Company executives exclusively consider and pursue the best interests of the Company and its shareholders in maximizing the worth and potential of its shareholders investment in any merger or acquisition by, with or of third parties. The possibility of an associated Change in Control following such a merger or acquisition can produce uncertainties as to the fair treatment of key executives regardless of their value to the Company or their individual merit. The Company is concerned that the potential for Change in Control can make it difficult for key management personnel to function most effectively in the best interest of the Company and its shareholders and can make it difficult to retain such employees. In response to these concerns, the Company s Board of Directors has determined that it is appropriate to offer additional security to certain key management personnel to better enable them to function effectively without distraction in the event that uncertainties as to the future control of the Company should arise.

     Therefore, to induce you to remain in the employ of the Company and to encourage a high level of effective management in the best interests of the Company and its shareholders, this letter Agreement sets forth certain benefits which the Company agrees will be provided to you if your employment with the Company should be terminated other than for cause, or by death, disability or normal retirement, subsequent to a "change in control" of the Company as defined and set forth in this Agreement. As the purpose of this Agreement is to provide you with stability of job tenure without being discriminated against because of activities on behalf of the Company and its shareholders in the face of possible "change in control" or in the alternative to provide you with certain defined severance benefits in the face of termination without cause or upon discriminatory treatment after a "change in control," the provisions of this Agreement with regard to benefits shall not apply unless and until a "change in control" occurs. Further, the benefits set forth in Paragraph 7 of this Agreement will not be provided if you cease to be in the Company's employ, even after a "change in control" and during the term of this Agreement, because of death, normal retirement, disability, "for cause," or because of voluntary termination without good reason as they are defined herein.

     1.  TERM.

     This Agreement will at all times have a three-year term. At such time as either you or the Company give written notice to the other party that this Agreement is to be terminated, then this Agreement will expire three years from receipt of the notice. In any event, this Agreement will terminate at your normal retirement date as defined herein.



     2.  CHANGE IN CONTROL.

     For the purposes of invoking your benefits under this Agreement, a "change in control" shall mean the occurrence of any one of the following actions or events:

         i. The acquisition by any person of the power, directly or indirectly, to exercise a controlling influence over the management or policies of the Company (either alone or pursuant to an arrangement or understanding with one or more other persons), whether through the ownership of voting securities, through one or more intermediary persons, by contract, or otherwise; or

        ii. The acquisition by a person (either alone or pursuant to an arrangement or understanding with one or more other persons) of the ownership or power to vote 25% or more of the outstanding voting securities of the Company; or

       iii. During a period of six years after the acquisition by any person, directly or indirectly, of the ownership or power to vote 10k or more of the outstanding voting securities of the Company, the ceasing of the individuals who prior to such acquisition were Directors of the Company (Prior Directors) to constitute a majority of the Board of Directors, unless the nomination of each new Director was approved by a vote of a majority of the Prior Directors;

        iv. An arrangement, joint operating agreement, consolidation or merger which results in a substantially new or combined entity in which the controlling influence over the management or policies of the Company or the combined entity ceases to reside in the Prior Directors.

     The term "person" for purposes of this paragraph shall include a natural person, corporation, partnership, association, joint-stock company, trust fund, or organized group of persons.

     3.  DEATH, RETIREMENT AND DISABILITY.

     In the event of your death, normal retirement, disability or voluntary termination without good reason during the term hereof and following a "change in control," you or your estate will be entitled to receive only those applicable benefits under any plans, programs and policies in effect with regard to the executives or salaried employees of the Company. For the purposes of this Agreement, normal retirement and disability are defined as follows:

         i. Normal Retirement: Termination by the Company or you of your employment based on normal retirement shall mean termination at age 65 or such earlier or later age set in accordance with the retirement policy then generally in effect with regard to the Company's salaried employees which is not discriminatory as to you. Normal retirement shall also include retirement in accordance with any retirement age or date established with your consent.

        ii. Disability: Disability as grounds for termination shall mean physical or mental illness resulting in your absence from you duties with the Company on a full time basis for 120 consecutive days following the exhaustion of all current and accrued sick leave and vacation (as provided by Company policy to all salaried employees on a non-discriminatory basis). If within thirty (30) days after written notice of proposed termination for disability is given by the Company, you have not returned to the full time performance of your duties, the Company may terminate your employment by giving written Notice of Termination for "Disability."

     4.  OTHER TERMINATION FOLLOWING A CHANGE IN CONTROL.

     If a "change in control" occurs during the term of this Agreement, you will be entitled to those benefits set forth in Paragraph 7 hereof if you are subsequently terminated as an employee of the Company during the remainder of the term hereof, except for normal retirement, disability or "for cause" as hereinafter defined. In addition, after a "change in control" and during the remainder of the term hereof, you will be entitled to receive the benefits set forth in Paragraph 7 if you terminate your employment for good reason, as hereinafter defined.

     5.  CAUSE.

     After a "change in control," the Company may terminate your employment "for cause" without liability under the benefits provisions hereof only upon:

     i. the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

    ii. the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company.

     For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" if done, or omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interests of the Company. You shall not be deemed to have been terminated "for cause" unless and until you receive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth in clauses (i) or (ii) of the first sentence of this paragraph and specifying the particulars thereof.

     If your employment is terminated "for cause," the Company shall pay you your then current full base salary plus vacation and any other compensation actually accrued through the date of termination, and the Company shall have no further obligation to you under the terms hereof.

     6.  GOOD REASON.

     You may regard your employment as constructively terminated by the Company, and yourself terminate your employment for "good reason" following a "change in control" and during the term hereof, receiving the benefits set forth in Paragraph 7, upon the happening of one or more of the following events which will constitute good reason for your own termination of your employment:
     i. without your express written consent, the assignment to you of any duties not customarily performed by senior executives of the Company and inconsistent with your position as a senior executive prior to a "change in control," or the failure of the Company to maintain you in a senior executive position; or to provide you with the normal perquisites of a senior executive of the Company, including but not limited to an office and appropriate support services.

    ii. a reduction by the Company in your base salary as in effect prior to a "change in control" unless such reduction is applied to all officers of the Company and does not exceed the average percentage reduction in base salary for all officers of the Company, with a maximum permissible reduction of 25%, or the failure by the Company to increase such base salary each year following a "change in control" by an amount which equals at least one-half (1/2), on a percentage basis, the average percentage increase in base salary for all officers of the Company, and its subsidiaries, or any parent or successor of the Company during the prior two full calendar years;

   iii. a failure by the Company to maintain any of the employee benefits to which you are entitled prior to a "change in control" at a level equal to or greater than that in effect prior to a "change in control," through the continuation of the same or substantially similar plans, programs and policies, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plans, programs or policies or deprive you of any fringe benefits enjoyed by you prior to a "change in control," unless such a reduction in benefits is non-discriminatory as to you and is applied generally to all officers and management employees of the Company, its subsidiaries and affiliates, and any parent or successor of the Company;

    iv. the failure by the Company to provide you with the number of paid vacation days to which you would be entitled as a salaried employee of the Company, its subsidiaries or affiliates, or any parent or successor of the Company on a non-discriminatory basis.

     V. the Company's requiring you to be based anywhere other than your current location except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations; or the relocation of your offices outside the Seattle, Bellevue, Everett, primary metropolitan statistical area without your consent.

    vi. any purported termination of your employment by the Company which is not effected pursuant to the Notice of Termination and procedures required by the specific provision relied upon (i.e., Disability, or Cause), or normal retirement, or any purported termination for which the grounds relied upon are not valid.

   vii. the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in Paragraph 11 hereof.

Upon the happening of one or more of these events, should you choose or regard your employment as constructively terminated, delivery of a written Notice of Termination setting forth the good reason therefore will entitle you to the benefits as set forth in Paragraph 7 hereof.


     7. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON.

     If after a "change in control" and during the term hereof, you are terminated by the Company other than by reason of normal retirement, disability or "for cause" under the definitions and procedures set forth herein, or you choose to terminate your employment for "good reason" as set forth herein, then the Company shall pay to you the following amounts:

     i. Your full base salary through the date of any Notice of Termination plus payment for all accrued vacation, and any deferred compensation to which you are entitled for the year most recently ended and your pro-rata share of any compensation under any Company plan which has accrued through the date of termination, regardless of whether or not pursuant to the terms of the plan such amounts are vested or are payable in the year of termination, up to the date of termination, to the extent not already paid; plus

    ii.  an amount equal to:

         (a) the sum of your annual base salary at the rate in effect as of your termination plus the amount of any additional compensation awarded you for the year most recently ended (whether or not fully paid), including any sums awarded under an Annual Wage Accumulation Plan, multiplied by:

         (b) the number three. If your normal retirement date is less than three (3) years from your termination date, then the multiplier shall be that fraction remaining until your normal retirement date rounded to the nearest tenth (i.e., 18 months equals 1.5, 8 months equals .7).

   iii. The Company shall maintain in full force and effect for the remaining term of the Agreement prior to your normal retirement date, all employee benefits plans, programs and policies (including any life or health insurance plans) in which you were entitled to participate immediately prior to your termination, provided that your continued participation is possible under the general terms and provisions of such plans, programs and policies. In the event that your participation in any such plan, program or policy is not possible under its terms and conditions, the Company shall arrange to provide you with benefits substantially similar to those which you would have been entitled to receive under each plan, program or policy. At the end of the period of coverage, you will have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policies owned by the Company and relating to you and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

    iv. In addition to the regular payment of benefits to which you are entitled under the retirement plans or programs in effect on the date of your termination, which shall not be affected by such termination, the Company shall pay you in cash at age 65 or such earlier retirement date as you may elect, an amount equal to the actuarial equivalent of the additional retirement compensation to which you would have been entitled under the terms of such retirement plans or programs (without regard to "vesting") had you continued in the employ of the Company for an additional three years [prior to your normal retirement date] at your base salary rate as of the date of termination. If your normal retirement date would occur during that three-year period, then the amount of such additional compensation shall be calculated on the basis that your employment continued to that date. For purposes of this calculation, the "actuarial equivalent" shall be determined by assuming your survival to age 80.

     v. In lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of options ("Options"), if any, granted to you under the Company's Incentive and Stock Option Plans (to which options employee waives all rights upon the making of the payment referred to below), you shall receive an amount in cash equal to the difference between the exercise prices of all Options held by you whether or not then fully exercisable, and the higher of (a) the average of the high and low sales prices as reported by the NASDAQ for the National Market System on the date of termination (or the closing price any national stock exchange on which the Company's share may then be listed, as reported in the Pacific Edition of the Wall Street Journal on the date of termination) or (b) the highest price per Company Share actually paid in connection with any change in control of the Company.

     8.   PAYMENTS AND DISPUTES.

     For purposes of this Agreement, your date of termination will be the date written notice of termination is given by the Company or you. If termination is under circumstances invoking the benefits of Paragraph 7, then the sums specified therein will be paid no more than ten (10) working days after the date of termination.

     In the event that the Company wishes to contest or dispute a termination for "good reason" by you, it must give written notice of such dispute within the five-day period after the date of termination. If you wish to contest or dispute a termination by the Company, or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute within thirty days of receiving a Notice of Termination, [or, if no Notice is provided, within thirty days of your actual termination by the Company.] In the event of a dispute, the Company shall continue to pay your full base salary and continue all your employee benefits in force until final resolution of any such dispute by mutual agreement or the final judgment, decree or order of a court of competent jurisdiction (including any appeals, if such are perfected). Such salary and benefit value paid to you by the Company during the pendancy of such a dispute shall be credited against the Company's obligation to you as it may ultimately be determined.

     You may, at your or the Company's option, be suspended from all duties during the pendency of such a contest or dispute. if you prevail in any such contest or dispute, the Company shall thereupon be liable for the full amounts due under Paragraph 7 as of the date of termination, less any credits due to the Company for amounts paid pursuant to the preceding paragraph.

     The Company will pay all fees and expenses, including full attorney's fees and costs, incurred by you in good faith in contesting or disputing any termination after a "change in control" or in seeking to obtain or enforce any right or benefit provided by this Agreement.

     In the event that any payments due hereunder shall be delayed for any reason for more than ten days from the date of termination, the amounts due shall bear the maximum legal rate of interest until paid.
     9.  MITIGATION.

     You shall not be required to mitigate the amount of any payment due under Paragraph 7 by seeking other employment. if you should accept a position with another employer after your date of termination and during the period of provision of benefits under Paragraph 7, then the Company shall have no further liability for the provision of benefits or further payments under Section (iii) of Paragraph 7, and the remaining term of this Agreement for purposes of Section (iii) of Paragraph 7, will terminate as of the date of your new employment, provided, however, the Company will continue such benefits or further payments under Section (iii) of Paragraph 7, and the remaining term of this Agreement for purposes of Section (iii) of Paragraph 7 to the extent they exceed the comparable benefits from such other employer(s) or from self-employment.

10.  COVENANT FOR CONFIDENTIALITY AND NOT TO COMPETE.

     You agree that as an executive of the Company, with important responsibilities for and knowledge of its operations, your services are a valuable asset to the Company and that you have access to business information of material importance to the Company. Therefore, to protect the Company's interest in you and in the integrity and success of its operations, you agree that during the term of this Agreement while employed by the Company you will keep all Company information confidential and will not enter into the employment of, or invest in or contribute to, participate in the activities of, or act as consultant to or advise any enterprise in whatever form organized and carried on which is directly competitive with any business activity then conducted or planned by the Company or its subsidiaries, provided, however, that you may make investments in publicly traded securities of any issuer if the securities owned represent less than 1% of the class of such securities of such issuer then issued and outstanding. You further agree that you will continue to keep all Company information confidential and that for a period of two years following the termination of your employment with the Company you will not enter into the employment in an executive or consultant capacity or serve on the Board of Directors of any enterprise in whatever form organized and carried on which is directly competitive with any business activity then conducted by the Company or its subsidiaries in the State of Washington.

     11.  SUCCESSORS; BINDING AGREEMENT.

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used herein, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in Paragraph (ii) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

    ii. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be not such designee, to your estate.

     12. NOTICE.

     For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13. MISCELLANEOUS.

     No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Chief Executive Officer of the Company or such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time.

     No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

     14.  VALIDITY.

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15. COUNTERPARTS.

     This Agreement is to be executed in counterparts, each of which shall be deemed to be an original.

     16.  ADDITIONAL COMPENSATION.

     Notwithstanding any other provisions of this Agreement, if any severance benefits under Section 7 of this Agreement, together with any other severance or compensatory payments (as defined under Internal Revenue Code Section 28OG(b)(2)) made by the Company to you, if any, exceed the Base Amount allocated to such payments (as described in Internal Revenue Code Section 28OG(b)(3)), then the Company shall pay to you, in addition to the payments to be received under Section 7 of this Agreement, an amount equal to the excise taxes imposed by Section 4999 of the Code on your severance benefits, plus an amount equal to the federal and, if applicable, state income taxes which will be payable by you as a result of this additional payment. In no event shall the aggregate of the additional payment or payments made by the Company to you under this section be less than the amount necessary to be paid to you to provide for your receipt, after payment of all excise and income taxes, of an amount equal to your Net Base Severance Payments. Net Base Severance Payments equal the net value to you of all severance benefits to be received under Section 7 of this Agreement, reduced for any federal or state income taxes that would be imposed on such severance benefits.

If this letter correctly sets forth our agreement, sign and return to the Company the enclosed copy of this letter, retaining your copy for your files.

WASHINGTON ENERGY COMPANY



/s/ John W. Creighton, Jr.
___________________________________
           Chairman
Compensation and Benefits Committee




/s/ Tim Hogan
____________________________
     Employee



August 17, 1995